Exhibit 99.1

News Release Sunoco Logistics Partners L.P. 1735 Market Street Philadelphia, PA 19103-7583

For further information contact: Jerry Davis (media) 215-977-6298 Colin Oerton (investors) 866-248-4344	For release: 4:15 p.m. May 1, 2006
No. 12
SUNOCO LOGISTICS PARTNERS L.P. ANNOUNCES CONCURRENT PUBLIC
OFFERING OF COMMON UNITS AND SENIOR NOTES
     PHILADELPHIA, May 1, 2006 — Sunoco Logistics Partners L.P. (NYSE: SXL) announced that it plans to offer 2.4 million common units and that its wholly owned subsidiary, Sunoco Logistics Partners Operations L.P., plans to offer $175 million of senior notes in concurrent offerings. Each such offering will be made pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. The underwriters of the common unit offering will be granted an option to purchase up to 360,000 additional common units. The Partnership intends to use the combined net proceeds from these offerings to repay indebtedness outstanding under Sunoco Logistics Partners Operations L.P.’s revolving credit facility, to fund a portion of the Partnership’s 2006 organic growth program, and for general partnership purposes, including to finance pending and future acquisitions. If only one of the two offerings is completed, all of the net proceeds from the completed offering will be used to repay indebtedness outstanding under Sunoco Logistics Partners Operations L.P.’s revolving credit facility.
     Lehman Brothers Inc. will act as sole book-running manager of the common units offering. In addition, Citigroup Global Markets Inc., UBS Securities LLC, KeyBanc Capital Markets, RBC Capital Markets Corporation, and Stifel, Nicolaus & Company, Incorporated will serve as co-managers of the units offering.
     Barclays Capital Inc. and Citigroup Global Markets Inc. will act as joint book-running managers of the senior notes offering. Lehman Brothers Inc., Credit Suisse Securities (USA) LLC, Greenwich Capital Markets, Inc., Raymond James & Associates, Inc., SunTrust Capital Markets Inc., and Wachovia Capital Markets, LLC will serve as co-managers of the senior notes offering.
     The preliminary prospectus supplement and the final prospectus supplement relating to the common units offering, when available, may be obtained from Lehman Brothers Inc. c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11714, (631) 254-7106.

     The preliminary prospectus supplement and the final prospectus supplement relating to the senior notes offering, when available, may be obtained from Barclays Capital Inc. by calling 888-227-2275, Ext. 2663, or from Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, (718) 765-6732.
     This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.
     Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities, including those of Sunoco, Inc. The Eastern Pipeline System consists of approximately 1,787 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.9 million barrels of refined product terminal capacity and 16.0 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,635 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent undivided interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.
     Note: Those statements made in this release that are not historical facts are forward-looking statements. Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s March 31, 2006 Report on Form 10-Q filed with the Securities and Exchange Commission on April 28, 2006. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.
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